EXHIBIT 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operation

The following analysis should be read in conjunction with the Consolidated Financial Statements and the notes thereto appearing elsewhere in this report.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 Regarding Forward-Looking Information.

This report contains forward-looking statements, which provide our current expectations or forecasts of future events. These forward-looking statements may be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “intends,” “may,” “will” or “should” or, in each case, their negative, or other variations or comparable terminology, but the absence of these words does not necessarily mean that a statement is not forward-looking. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this report and include, without limitation:

•

information concerning possible or assumed future results of operations, trends in financial results and business plans, including those relating to earnings growth and revenue growth, liquidity, prospects, strategies and the industry in which the Company and its affiliates operate, as well as the integration of recent acquisitions and other investments and the effect of such acquisitions and other investments on the Company;

•	statements about the expected level of our costs and operating expenses, and about the expected composition of the Company’s revenues;

•	information about the impact of governmental regulations on the Company’s businesses;

•	statements about local and global credit markets, currency exchange rates and economic conditions;

•	other statements about the Company’s plans, objectives, expectations and intentions; and

•	other statements that are not historical facts.

By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, the development of the industries in which we operate, and the effects of acquisitions and other investments on us may differ materially from those anticipated in or suggested by the forward-looking statements contained in this report. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate, are consistent with the forward-looking statements contained in this report, those results or developments may not be indicative of results or developments in subsequent periods.

We urge you to read and carefully consider the items of this and other reports and documents that we have filed with or furnished to the SEC for a more complete discussion of the factors and risks that could affect our future performance and the industry in which we operate, including the risk factors described in the Annual Report on Form 10-K filed for the year ended December 31, 2009. In light of these risks, uncertainties and assumptions, the forward-looking events described in this report may not occur as described, or at all.

You should not unduly rely on these forward-looking statements, because they reflect our views only as of the date of this report. The Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this report, or to reflect on the occurrence of unanticipated events. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements referred to above and contained elsewhere in this report.

The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the notes thereto found elsewhere in this report.

Overview

The Company is the world’s largest vodka producer and Central and Eastern Europe’s largest integrated spirit beverages business with its primary operations in Poland, Russia and Hungary. During 2009 the Company continued its investment strategy in Russia by restructuring its purchase agreement with Lion Capital in April, 2009 and subsequently buying out the remainder of Russian Alcohol in December, 2009. As a result, the Company began to consolidate the full activities of Russian Alcohol starting from the second quarter of 2009. Additionally the Company purchased the remaining minority interests in Parliament in Russia, thus acquiring full ownership of its vodka producing assets and brands.

In connection with the completion of these investments the Company completed three capital raising initiatives comprised of two public equity offerings, with net proceeds of approximately $491 million, and a notes offering with net proceeds of approximately $930 million. The primary use of the equity proceeds was to fund the remaining buyout of Parliament and to partially fund the remaining buyout of Russian Alcohol. The proceeds from the notes offering were used to fund a portion of the buyout of Russian Alcohol, and to refinance the Company’s outstanding Senior Secured Notes due in 2012, approximately $390 million as well as the debt in place in Russian Alcohol, approximately $264 million. As a result of the notes offering the Company has extended the maturities of a significant portion of its debt to 2016 as well as settling the majority of its payment obligations to Lion Capital for the purchase of Russian Alcohol.

Significant factors affecting our consolidated results of operations

Effect of Acquisitions of Production Subsidiaries

During 2008 and 2009, the Company continued its acquisition strategy outside of Poland and Hungary with its investments into the production and importation of alcoholic beverages in Russia, completing a number of acquisitions and investments, as described below, all of which have had an impact on our consolidated results of operations beginning in the periods in which we first acquired an interest in the relevant entities.

The Parliament Acquisition

On March 11, 2008, the Company and certain of its affiliates entered into a Share Sale and Purchase Agreement and certain other agreements with White Horse Intervest Limited, a British Virgin Islands Company (“White Horse”), and certain of White Horse’s affiliates, relating to the Company’s acquisition from White Horse of 85% of the share capital of Parliament. In connection with this acquisition, the Company paid a consideration of approximately $180 million in cash and 2.2 million shares of our common stock. On September 25, 2009, we amended the Share Sale and Purchase Agreement and entered into a Minority Acquisition Share Sale and Purchase Agreement. Under the terms of the Minority Acquisition Share Sale and Purchase Agreement, we acquired the remaining 15% of the share capital of Parliament for total cash consideration of $70.2 million on September 25, 2009. Under the terms of the amendment, we were required to pay cash consideration of approximately $16.7 million. The Company paid $9.9 million of that amount on October 30, 2009 and paid the remainder on December 16, 2009.

The Whitehall Acquisition

On May 23, 2008, the Company and certain of its affiliates entered into, and closed upon, a Share Sale and Purchase Agreement and certain other agreements whereby the Company acquired shares representing 50% minus one vote of the voting power, and 75% of the economic interests in Whitehall. Whitehall is a leading importer of premium spirits and wines in Russia. The aggregate consideration paid by the Company was $200 million, paid in cash at the closing. In addition, on October 21, 2008, the Company issued 843,524 shares of its common stock to the seller. On February 24, 2009, the Company and the seller amended the terms of the Stock Purchase Agreement governing the Whitehall acquisition to satisfy the Company’s obligations to the seller pursuant to a share price guarantee in the original Stock Purchase Agreement. As a result of the amended agreement and the payments due thereunder, the economic interest of the Company in Whitehall increased from 75% to 80%.

The Company has initially consolidated its investment in Whitehall as of May 23, 2008, on the basis that Whitehall is a Variable Interest Entity and the Company was assessed as being the primary beneficiary.

In June 2009, the FASB issued new guidance on variable interest entities. ASU 2009-17, Consolidations (Topic 810) Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (“VIE”), amended prior guidance requiring an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a VIE. Determining who consolidates a VIE is based on two requirements: (i) who has the power over key decisions, and (ii) who has obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. If one party has both, then that party consolidates the entity. Power is based on who controls the decisions that most significantly impact the economic activities of the entity.

According to the Whitehall Group shareholder’s agreement, Whitehall Group shall be under the sole effective control of its majority shareholder Mark Kaufman or one of his affiliates acting in the capacity of CEO. Mark Kaufman shall be responsible for the management and operations of Whitehall Group’s business, his actions in certain areas are, however, dependant on the consent of the board of directors.

ASU 2009-17 is effective for the Company from January 1, 2010. Due to the revision of ASC Topic 810, including the redefining of ‘control’, and because the day-to-day control over the business has been delegated to the CEO - Mark Kaufman and the list of activities for which the Company has overview is limited, the Company changed the accounting treatment for its 49% voting interest in Whitehall Group from consolidation to the equity method of accounting.

Adoption of the requirements of ASC Topic 810 resulted as of December 31, 2009 in net decrease in assets of $108 million, liabilities of $85 million and non-controlling interest of $23 million. Please refer to Note 1 for the disclosure impact of adoption of ASC Topic 810 on the consolidated financial statements of the Company as of December 31, 2009. As of September 30, 2010 we continue to hold 50% minus one vote of the voting power and 80% of the total economic shares of Whitehall.

Included within Whitehall is a 50/50 joint venture with Möet Hennessy (the “MHWH J.V.”). This joint venture is accounted for using the equity method and is recorded on the face of the balance sheet in investments which were initially recorded at fair value. The current term of the joint venture is until June 2013, at which point Möet Hennessy will have the option to acquire the remaining shares of the entity.

Except for the amount of $7.6 million that was lent at market rates as working capital by the Company to the Whitehall Group, which was repaid in the first quarter of 2010, there were no transfers of financial assets to the VIE as the Whitehall Group is generally a self financing entity. The Company does not have any continuing involvement with transferred financial assets that allow the transferors to receive cash flows or other benefits from the assets or requires the transferors to provide cash flows or other assets in relation to the transferred financial assets.

The Russian Alcohol Acquisition

On July 9, 2008, the Company completed an investment with Lion Capital and certain of Lion Capital’s affiliates and certain other investors, pursuant to which the Company, Lion Capital and such other investors acquired all of the outstanding equity of Russian Alcohol. In connection with that investment, the Company acquired an indirect equity stake in Russian Alcohol of approximately 42%, and Lion Capital acquired substantially all of the remainder of the equity of Russian Alcohol. The agreements governing that investment gave the Company the right to acquire, and gave Lion Capital the right to require the Company to acquire, Lion Capital’s equity stake in Russian Alcohol (the “Prior Agreement”). On April 24, 2009, the Company entered into new agreements with Lion Capital to replace the Prior Agreement, which would permit the Company, through a multi-stage equity purchase, to acquire over the next five years (including 2009) all of the equity interests in Russian Alcohol held by Lion Capital.

As a result of these agreements, the Company assessed Russian Alcohol as a variable interest entity, with the Company being the primary beneficiary. Pursuant to this change, the Company began to consolidate Russian Alcohol as of the second quarter of 2009 and recorded a non-controlling interest of 9.4%, representing equity not held by the Company or Lion Capital. From the accounting perspective, the Company treated the acquisition of Russian Alcohol equity interests held by Lion Capital as if this acquisition had happened on April 24, 2009. As of this date CEDC recorded at fair value all future payments due under these agreements as a liability. The total present value of deferred consideration as of April 24, 2009, amounted to $447.2 million and was determined using a 14.5% discount rate. The present value of the liability was amortized over the period of time ending on the date the last payment is made which was initially expected to be in 2013, with recognition of a non cash interest expense every quarter in the statement of operations. The discount amortization charge for the period from April 24, 2009 to December 31, 2009 amounted to $38.5 million.

On July 29, 2009, the Company entered into an agreement with Lion Capital pursuant to which Lion/Rally Cayman 7 L.P. (“Cayman 7”), a Cayman Exempted Limited Partnership, of which the Company holds 100% of the economic interests and is a limited partner, acquired an additional 6% indirect equity interest in Russian Alcohol from certain minority investors in Russian Alcohol in exchange for $30,000,000 in cash funded by the Company. After giving effect to this acquisition, the Company held approximately 58% of the equity interests in Russian Alcohol. In addition, on August 3, 2009, pursuant to the new agreements referenced above, the Company acquired additional indirect equity interests in Russian Alcohol giving it a total ownership interest of 59.8%.

On September 15, 2009, in connection with the Russian Alcohol acquisition, the Company entered into a Settlement Agreement with Cirey Holdings Inc. (“Cirey”), a private company domiciled in the British Virgin Islands and the ultimate controlling party of Russian Alcohol, pursuant to which (i) Cirey received $50,000,000, $17,500,000 of which was funded by the Company, (ii) the Company issued to Cirey 479,499 shares of our common stock and (iii) the Company received $32,500,000 additional limited partnership interests in Cayman 7.

On November 9, 2009, the Company entered into an agreement with Lion Capital and Kylemore International Invest Corp. (“Kylemore”), an indirect minority stockholder of Russian Alcohol, for the acquisition of Kylemore’s indirect equity interests in Russian Alcohol. On November 10, 2009, the Company issued to Kylemore 949,034 shares of our unregistered common stock, and Kylemore transferred all of its indirect equity interests in Russian Alcohol to Lion/Rally Cayman 6 (“Cayman 6”), a Cayman Islands investment vehicle through which the Company and Lion Capital own our interests in Russian Alcohol. As a result, the Company, Lion Capital and certain co-Investors indirectly owned 100% of the equity in Russian Alcohol, and its total indirect equity interest in Russian Alcohol increased to 62.25%. Pursuant to the agreement with Kylemore, on receipt of approval from the FAS and the Antimonopoly Committee of the Ukraine for CEDC’s acquisition of control over Russian Alcohol, the Company paid Kylemore $5,000,000 on January 11, 2010, and will pay further $5,000,000 on February 1, 2011. Also pursuant to this agreement, Peter Levin, one of the original owners of Russian Alcohol, will continue to be involved in the Russian Alcohol’s business as a non-executive member of the Operating Board of Russian Alcohol and as Chairman of the Board of our Topaz distillery.

On December 9, 2009 the Company accelerated the terms set up in the Lion Option Agreement and the Co-Investor Option Agreement, each dated April 24, 2009, and completed the Lion Option and the Co-Investor Option, respectively, thereby purchasing the remaining indirect equity interests in Cayman 6, less the sole voting share of Cayman 6, comprising the remaining equity interest in Russian Alcohol that was not owned by the Company, from affiliates of Lion Capital.

In consideration of the Co-Investor Option, the Company made cash payments of $131,800,000 and €23,650,000 to Lion Capital. In consideration of the Lion Option, the Company (1) made cash payments of $184,347,666 and €105,839,852 to Lion Capital; (2) deposited in an escrow account the amount of $23,991,072 and €51,315,337, which was released and paid to Lion Capital on January 11, 2010 upon receiving of antimonopoly clearances for the acquisition from the FAS and the Antimonopoly Committee of the Ukraine; and (3) paid to Lion Capital the additional amounts of (a) $2,375,354 and €5,080,727 on the Escrow Release Date and (b) undertook to pay $10,689,092 and €22,863,269 on June 1, 2010, or at the election of Lion Capital, on any earlier date between April 20, 2010 and June 1, 2010. The Company used a portion of the proceeds from the offering of its common stock, completed November 18, 2009, and the offering of its Senior Secured Notes due 2016, completed December 2, 2009, in order to fund such cash payments.

On January 20, 2010, after the receipt of antimonopoly clearances for the acquisition from the FAS and the Antimonopoly Committee of the Ukraine, the Company purchased the sole voting share of Cayman 6 from an affiliate of Lion Capital and thereby acquired control of Russian Alcohol. The Company began consolidating all profit and loss results for Russian Alcohol beginning April 1, 2009.

During 2009 and continuing this year, we have been active in integrating the production companies into our Group. The acquisition and integration of these businesses into our operations have had a significant effect on our results of operations. As discussed below, these acquisitions have impacted our net sales, cost of goods sold, operating profit and equity earnings from affiliates.

Effect of Debt Refinancing

In December 2009, the Company issued new euro and U.S. dollar Senior Secured Notes due in 2016 with net proceeds of approximately $930 million. Of these proceeds approximately $380.4 million was used to redeem our previously outstanding Senior Secured Notes due in 2012. Notice of redemption was given in December, 2009 and the proceeds were funded to the trustee, however the actual repayment of the notes did not take place until January, 2010. Therefore, as at December 31, 2009, the full amounts of the Senior Secured Notes due 2012 remained as a short term liability and the cash funded to the trustee was on the balance as restricted cash. Additionally as a result of this the Company recognized interest expense in December, 2009 for both the new and old note issuances.

In the process of refinancing the debt of Russian Alcohol through the proceeds of the 2016 Notes, the Company recognized a one-time charge of approximately $13.9 million related to the write-off of capitalized financing cost and net charge of $3 million related to the closure of hedges associated with the prior financing. These charges are reflected in Other Financial Expenses.

As these notes were funded in U.S. dollars and euro’s and lent to Polish zloty and Russian ruble reporting entities, the Company is exposed to exchange rate movements as described in the following section.

Effect of Exchange Rate and Interest Rate Fluctuations

Substantially all of Company’s operating cash flows and assets are denominated in Polish zloty, Russian ruble and Hungarian forint. This means that the Company is exposed to translation movements both on its balance sheet and statement of operations. The impact on cash is demonstrated on the cash flow statement as the movement in foreign exchange differences on cash and cash equivalents. The impact on the statement of operations is by the movement of the average exchange rate used to restate the statement of operations from Polish zloty, Russian ruble and Hungarian forint to U.S. dollars. The amounts shown as exchange rate gains or losses on the face of the statement of operations relate only to realized gains or losses on transactions that are not denominated in Polish zloty, Russian ruble or Hungarian forint.

Because the Company’s reporting currency is the U.S. dollar, the translation effects of fluctuations in the exchange rate of our functional currencies have impacted the Company’s financial condition and results of operations and have affected the comparability of our results between financial periods.

The Company also has borrowings including its Senior Secured Notes due 2012, Convertible Notes due 2013 and Senior Secured Notes 2016 that are denominated in U.S. dollars and euro’s, which have been lent to its operations where the functional currency is the Polish zloty and Russian ruble. The effect of having debt denominated in currencies other than the Company’s functional currencies is to increase or decrease the value of the Company’s liabilities on that debt in terms of the Company’s functional currencies when those functional currencies depreciate or appreciate in value, respectively. As a result of this, the Company is exposed to gains and losses on the re-measurement of these liabilities. The table below summarizes the pre-tax impact of a one percent movement in each of the exchange rates which could result in a significant impact in the results of the Company’s operations.

Exchange Rate	Value of notional amount	Pre-tax impact of a 1% movement in exchange rate
USD-Polish zloty	$426 million	$4.3 million gain/loss
USD-Russian ruble	$264 million	$2.6 million gain/loss
EUR-Polish zloty	€625 million or approximately $901 million	$9 million gain/loss

The table above includes €245 million for the Senior Secured Notes that were redeemed on January 4, 2010, thus there will not be any foreign exchange impact from them after this date.

Twelve months ended December 31, 2009 compared to twelve months ended December 31, 2008

A summary of the Company’s operating performance (expressed in thousands except per share amounts) is presented below.

	Year ended December 31,
	2009	2008

Sales	$1,532,352	$1,289,963
Excise taxes	(842,938)	(718,721)

Net Sales	689,414	571,242
Cost of goods sold	340,482	321,274

Gross Profit	348,932	249,968

Operating expenses	164,467	114,607

Operating Income	184,465	135,361

Non operating income / (expense), net
Interest (expense), net	(73,468)	(47,810)
Other financial income / (expense), net	25,193	(123,801)
Amortization of deferred charges	(38,501)	0
Other non operating (expenses), net	(934)	(488)

Income/(loss) before taxes and equity in net income from unconsolidated investments	96,755	(36,738)

Income tax expense	(18,495)	(1,382)
Equity in net earnings/(losses) of affiliates	(5,583)	1,168

Income / (loss) from continuing operations	72,677	(36,952)

Discontinued operations
Income from operations of distribution business	9,410	27,203
Income tax (expense)	(1,050)	(5,169)

Income on discontinued operations	8,360	22,034

Net income / (loss)	81,037	(14,918)

Less: Net income attributable to noncontrolling interests in subsidiaries	2,708	3,680

Net income /(loss) attributable to CEDC	$78,329	($18,598)

Income / (loss) from continuing operations per share of common stock, basic	$1.35	($0.84)
Income from discontinued operations per share of common stock, basic	$0.16	$0.50

Net income / (loss) from operations per share of common stock, basic	$1.51	($0.34)

Income / (loss) from continuing operations per share of common stock, diluted	$1.35	($0.84)
Income from discontinued operations per share of common stock, diluted	$0.15	$0.49

Net income / (loss) from operations per share of common stock, diluted	$1.50	($0.34)

Net Sales

Net sales represent total sales net of all customer rebates, excise tax on production and imports, and value added tax. Total net sales increased by approximately 20.7%, or $118.2 million, from $571.2 million for the twelve months ended December 31, 2008 to $689.4 million for the twelve months ended December 31, 2009. Our business split by segment, which represents our primary geographic locations of operations, Poland, Russia and Hungary, is shown below:

	Segment Net Revenues Twelve months ended December 31,
	2009	2008
Segment
Poland	$258,727	$397,961
Russia	394,102	129,799
Hungary	36,585	43,482

Total Net Sales	$689,414	$571,242

Sales for Poland decreased by $139.3 million from $398.0 million for the year ended December 31, 2008 to $258.7 million for the year ended December 31, 2009. This decrease was driven mainly by a decline in year on year sales of $19.4 million due to market slowdown impacted by global economic crisis. Further decrease was due to a reduction from lower excise revenue from direct sales to key accounts, impact of foreign exchange rates and organic sales changes. The reduction from lower excise revenue of $29.3 reflects sales to key account customers that had historically been made from the sold distribution business but are now made direct from our vodka plants. Historically sales that went through the distribution business were recorded gross with excise tax as compared to net when they are made directly from a production unit. As such this decline reflects the reduction netting off of excise taxes. Sales results for Poland were further impacted by a weakening of the Polish zloty against the U.S. dollar during the year which accounted for approximately $90.6 million of the decrease in sales in U.S. dollar terms.

Sales for Russia increased by $264.3 million from $129.8 million for the year ended December 31, 2008 to $394.1 million for the year ended December 31, 2009. The increase was mainly due to consolidation of the Russian Alcohol Group from the 2nd quarter of 2009 having impact of $307.2 million, which was offset by organic sales decline of approximately 4% mainly due to lower sales of our Parliament premium vodka impacted by a global economic crisis. The overall sales increase in Russia was also offset by a weakening of the Russian ruble against the U.S. dollar which accounted for approximately $25.7 million of sales in U.S. dollar terms.

The Hungarian sales decline of $6.9 million was driven mainly by the soft consumer environment impacted by global economic crisis.

Gross Profit

Total gross profit increased by approximately 39.6%, or $98.9 million, to $348.9 million for the twelve months ended December 31, 2009, from $250.0 million for the twelve months ended December 31, 2008, reflecting the increase in gross profit margins percentage in the twelve months ended December 31, 2009. Gross margin increased from 43.8% of net sales for the twelve months ended December 31, 2008 to 50.6% of net sales for the twelve months ended December 31, 2009. The primary factor resulting in the improved margin was the full year inclusion of Parliament, the newly acquired business in Russia, as well as the first time consolidation of the results of Russian Alcohol, as the Russian businesses operate on a higher gross profit margin than the Polish business.

Operating Expenses

Operating expenses consist of selling, general and administrative, or “S,G&A” expenses, advertising expenses, non-production depreciation and amortization, and provision for bad debts. Operating expenses as a percent of net sales increased from 20.1% for the twelve months ended December 31, 2008 to 23.9% for the twelve months ended December 31, 2009. Total operating expenses increased by approximately 43.5%, or $49.9 million, from $114.6 million for the twelve months ended December 31, 2008 to $164.5 million for the twelve months ended December 31, 2009. Approximately $114.6 million of this increase resulted from the effects of the acquisition of

Russian Alcohol in July 2008. Approximately $38.7 million resulted from the lower operating costs in our existing business, which include certain one off transaction related gains and losses described below. The depreciation of the functional currencies against the U.S. dollar resulted in a $26.1 million reduction in our operating expenses for the twelve months ended December 31, 2009 as compared to the same period in the prior year.

The table below sets forth the items of operating expenses.

	Twelve Months Ended December 31,
	2009	2008
	($ in thousands)
S,G&A	$121,026	$72,870
Marketing	36,863	36,280
Depreciation and amortization	6,578	5,457

Total operating expense	$164,467	$114,607

S,G&A increased by approximately 66.0%, or $48.1 million, from $72.9 million for the twelve months ended December 31, 2008 to $121.0 million for the twelve months ended December 31, 2009. Consolidation of the results of Russian Alcohol resulted in approximately $100.0 million increase which was offset by the depreciation of the Polish zloty against the U.S. dollar.

Included in S,G&A are certain one off gains and losses including, a one-time gain in the twelve month period ended December 31, 2009, amounting to $225.6 million in operating income based on the re-measurement of previously held equity interests in Russian Alcohol to fair value, which was partially offset by certain one off charges including $162.0 million charge related to the non amortized discount of deferred consideration resulting from the accelerated buyout of Lion Capital’s interest in Russian Alcohol, $15.0 million post closing cash settlement made to the original sellers for the Russia Alcohol Group, impairment charge of $20.3 million related to the Company’s trademarks , as well as legal and advisory fees related to acquisitions.

Depreciation and amortization increased by approximately 20.5%, or $ 1.1 million, from $5.5 million for the twelve months ended December 31, 2008 to $6.6 million for the twelve months ended December 31, 2009.

Operating Income

Total operating income increased by approximately 36.3%, or $49.1 million, from $135.4 million for the twelve months ended December 31, 2008 to $184.5 million for the twelve months ended December 31, 2009. This increase resulted primarily from the consolidation of the results of Russian Alcohol, from which the Company recognized a one-time gain in the twelve month period ended December 31, 2009, amounting to $225.6 million in operating income based on the re-measurement of previously held equity interests in Russian Alcohol to fair value, which was partially offset by $162.0 million of one off charges related to non amortized discount of deferred consideration resulting from accelerated buyout of Lion’s interest in Russian Alcohol, a $15 million post closing cash settlement made to the original sellers for Russian Alcohol and an impairment charge of $20.3 million related to the Company’s trademarks.

	Operating Profit Twelve months ended December 31,
	2009	2008
Segment
Poland	$95,971	$95,178
Russia	90,696	39,745
Hungary	6,149	7,641
Corporate Overhead
General corporate overhead	(4,570)	(3,353)
Option Expense	(3,781)	(3,850)

Total Operating Profit	$184,465	$135,361

Operating profit in Poland as a percent of net sales was 37.0% for the twelve months ended December 31, 2009 as comparing to 23.9% in the same period in 2008. However this includes certain one off gains and losses as described above related to the acquisition of Russian Alcohol. These items impacted the Polish Segment as a Polish subsidiary was the parent company for the Russian Alcohol acquisition. Excluding the impact of these items, the operating profit in Poland as a percent of net sales was 26.2% for the twelve months ended December 31, 2009, as compared to 23.9% in 2008.

The operating profit margin as a percent of net sales in Russia declined from 30.6% for the twelve months ended December 31, 2008 to 23.0% for the twelve months ended December 31, 2009, reflecting the impact of the consolidation of Russian Alcohol. Russian Alcohol operates primarily in the mainstream segment as compared to Parliament which is a sub-premium vodka producer and Russian Alcohol also has sales of ready to drink alcoholic beverages (long drinks) which operate on a lower margin than vodka’s.

In Hungary there was a decline in operating profit as a percent of net sales from 17.5% for the twelve months ended December 31, 2008 to 16.7% for the twelve months ended December 31, 2009. This decline was due primarily to higher local currency import costs in the first quarter of 2009 as the Hungarian business sales constitute only imported spirits, which have prices denominated primarily in euro.

Non Operating Income and Expenses

Total interest expense increased by approximately 53.7%, or $25.6 million, from $47.8 million for the twelve months ended December 31, 2008 to $73.4 million for the twelve months ended December 31, 2009. This increase resulted from the consolidation of the financial results of Russian Alcohol commencing in the second quarter of 2009 and additional borrowings to finance the investment in Russian Alcohol in July 2008.

The Company recognized $25.2 million of other financial income in the twelve months ended December 31, 2009, as compared to $123.8 million of losses for the twelve months ended December 31, 2008. This change is primarily related to the impact of movements in exchange rates on our USD and EUR denominated acquisition financing, as well as from the bank charges related to early repayment of debt by Russian Alcohol that was subsequently refinanced from Senior Secured Notes due 2016 proceedings as costs of closing of hedges associated to this bank debt. The total impact of these transactions amounted to $16.9 million.

The present value of the deferred consideration related to acquisition in Russian Alcohol was amortized over the period of time up to December 8, 2009 when the Company accelerated the terms set up on the Option Agreement dated April 24, 2009 and purchased the remaining equity interest in Russian Alcohol that was not owned by the Company. Up to this date the Company was recognizing a non cash interest expense every quarter in the statement of operations. The discounted amortization charge for the twelve month period ended December 31, 2009 amounted to $38.5 million.

Other non operating items for the twelve months ended December 31, 2009 show net losses of $0.9 million in comparison to losses of $0.5 million in the twelve months ended December 31, 2008.

Income Tax

Our effective tax rate for the twelve months ended December 31, 2009 was 19.1%, which is mainly driven by the blended statutory tax rates rate of 19% in Poland and 20% in Russia.

Non-controlling Interests and Equity in Net Earnings

Non-controlling interest for the twelve months ended December 31, 2009 represents non-controlling interests held by third parties, consisting primarily of a 15% interest in Parliament prior to September 25, 2009 (when we acquired that minority stake) and approximately $2.5 million of non-controlling interest related to certain minority shareholders of Russian Alcohol, whose full stake was purchased by the Company in December, 2009.

Equity in net earnings for the twelve months ending December 31, 2009 include CEDC’s proportional share of net loss from its investments accounted for under the equity method. This includes $17.7 million of losses from the investment in Russian Alcohol for the first quarter 2009, primarily due to the devaluation of Russian ruble against U.S. dollar, while this investment was accounted for using the equity method, which was partially offset by $12.1 million of gain from the investment in the Whitehall Group for the twelve months ended December 31, 2009.

Twelve months ended December 31, 2008 compared to twelve months ended December 31, 2007

A summary of the Company’s operating performance (expressed in thousands except per share amounts) is presented below.

	Year ended December 31,
	2008	2007

Sales	$1,289,963	$934,992
Excise taxes	(718,721)	(536,942)
Net Sales	571,242	398,050
Cost of goods sold	321,274	254,615

Gross Profit	249,968	143,435

Operating expenses	114,607	62,897

Operating Income	135,361	80,538

Non operating income / (expense), net
Interest (expense), net	(47,810)	(33,867)
Other financial income / (expense), net	(123,801)	13,594
Other non operating (expenses), net	(488)	(2,272)

Income/(loss) before taxes and equity in net income from unconsolidated investments	(36,738)	57,993

Income tax expense	(1,382)	(9,054)
Equity in net earnings/(losses) of affiliates	1,168	0

Income / (loss) from continuing operations	(36,952)	48,939

Discontinued operations
Income from operations of distribution business	27,203	36,087
Income tax (expense)	(5,169)	(6,856)

Income on discontinued operations	22,034	29,231

Net income / (loss)	(14,918)	78,170

Less: Net income attributable to noncontrolling interests in subsidiaries	3,680	1,068

Net income /(loss) attributable to CEDC	($18,598)	$77,102

Income / (loss) from continuing operations per share of common stock, basic	($0.84)	$1.23
Income from discontinued operations per share of common stock, basic	$0.50	$0.73

Net income / (loss) from operations per share of common stock, basic	($0.34)	$1.96

Income / (loss) from continuing operations per share of common stock, diluted	($0.84)	$1.21
Income from discontinued operations per share of common stock, diluted	$0.49	$0.72

Net income / (loss) from operations per share of common stock, diluted	($0.34)	$1.93

Net Sales

Net sales represents total sales net of all customer rebates, excise tax on production and value added tax. Total net sales increased by approximately 43.5%, or $173.2 million, from $398.0 million for the twelve months ended December 31, 2007 to $571.2 million for the twelve months ended December 31, 2008. Our business split by segment, which represents our primary geographic locations of operations, Poland, Russia and Hungary, is shown below:

	Segment Net Revenues Year ended December 31,
	2008	2007

Segment
Poland	$397,961	$360,829
Russia	$129,799	0
Hungary	$43,482	$37,221

Total Net Sales	$571,242	$398,050

Sales for Poland increased by $37.2 million from $360.8 million for the year ended December 31, 2007 to $398.0 million for the year ended December 31, 2008. This increase was driven mainly by a growth in year on year sales of $6.9 million due to the growth of our key vodka brands, with Bols Vodka, our flagship premium vodka, growing by 12% and Soplica by 14% in volume terms as compared to the twelve months ended December 31, 2007. Additionally based upon average exchange rates for the twelve months ended December 31, 2008 and 2007, the Polish zloty appreciated by approximately 13%, which resulted in an increase of $52.4 million of sales in U.S. dollar terms. This increase was offset by a reduction from lower excise revenue from direct sales to key accounts, impact of foreign exchange rates and organic sales changes. The reduction from lower excise revenue of $22.1 million reflects sales to key account customers that had historically been made from the sold distribution business but now are made directly from our vodka plants. Historically sales that went through the distribution business were recorded gross with excise tax as compared to net when they are made directly from a production unit. As such this decline reflects the reduction netting off of excise taxes.

As a result of our recent acquisitions in Russia (Parliament), the Company recognized sales growth from acquisitions of $129.8 million.

The Hungarian sales growth of $6.3 million was driven mainly by the increase in year on year sales of $3.1 million as well as appreciation of Hungarian forint against U.S. dollar, which resulted in an increase of $3.2 million of sales in U.S. dollar terms.

Gross Profit

Total gross profit increased by approximately $106.6 million, to $250.0 million for the twelve months ended December 31, 2008, from $143.4 million for the twelve months ended December 31, 2007, reflecting sales growth for the factors noted above in the twelve months ended December 31, 2008. Gross margin increased from 36.0% of net sales for the twelve months ended December 31, 2007 to 43.8% of net sales for the twelve months ended December 31, 2008. Factors impacting our margins include improved sales mix, lower spirit costs, the impact of excise tax as described above as well as the consolidation of Parliament from the first quarter of 2008. Parliament which, as a Russian vodka producer, operates on a higher gross profit margin than the Polish business. Margins were further improved from lower spirit pricing for the twelve months ended December 31, 2008 as well as the growth of the exclusive import brands.

Operating Expenses

Operating expenses consist of selling, general and administrative, or “S,G&A” expenses, advertising expenses, non-production depreciation and amortization, and provision for bad debt. Total operating expenses increased by approximately 82.2%, or $51.7 million, from $62.9 million for the twelve months ended December 31, 2007 to $114.6 million for the twelve months ended December 31, 2008. Approximately $31.5 million of this increase resulted from the effects of the acquisition of Parliament in March 2008 and the remainder of the increase resulted primarily from the growth of the business and the impact of foreign exchange expenses.

The table below sets forth the items of operating expenses.

	Operating Expenses Year Ended December 31,
	2008	2007
	($ in thousands)
S,G&A	$72,870	$44,183
Marketing	36,280	15,290
Depreciation and amortization	5,457	3,424

Total operating expense	$114,607	$62,897

S,G&A increased by approximately 64.9%, or $28.7 million, from $44.2 million for the twelve months ended December 31, 2007 to $72.9 million for the twelve months ended December 31, 2008. Approximately $17.3 million of this increase resulted primarily from the effects of the acquisitions discussed above and the remainder of the increase resulted primarily from the growth of the business and the appreciation of the Polish zloty against the U.S. dollar. However, as discussed above, the Polish zloty and Russian ruble recently have depreciated sharply against the U.S. dollar. As the Polish zloty and Russian ruble depreciate, S,G&A will decrease in U.S. dollar terms. As a percent of sales, S,G&A has increased from 11.1% of net sales for the twelve months ended December 31, 2007 to 12.8% of net sales for the twelve months ended December 31, 2008.

Depreciation and amortization increased by approximately 61.8%, or $ 2.1 million, from $3.4 million for the twelve months ended December 31, 2007 to $5.5 million for the twelve months ended December 31, 2008. This increase resulted primarily from our existing business growth and the acquisitions of Parliament.

Operating Income

Total operating income increased by approximately 68.1%, or $54.8 million, from $80.5 million for the twelve months ended December 31, 2007 to $135.4 million for the twelve months ended December 31, 2008. Operating income as a percent of sales increased from 20.2% for the twelve months ended December 31, 2007 to 23.7% for the twelve months ended December 31, 2008. This increase resulted primarily from the factors described under “Net Sales” above. The table below summarizes the segmental split of operating profit.

	Operating Profit Year ended December 31,
	2008	2007

Segment
Poland	$95,178	$79,315
Russia	39,745	—
Hungary	7,642	7,491
Corporate Overhead
General corporate overhead	(3,354)	(4,398)
Option Expense	(3,850)	(1,870)

Total Operating Profit	$135,361	$80,538

Income Tax

Our effective tax rate for the twelve months ended December 31, 2008 was 3.8%, which was driven by a combination of the blended statutory tax rates in the tax jurisdictions in which we operate, as well as a true up of our deferred tax asset. The Company has taken an additional non-cash provision for tax loss carry forwards in the Carey Agri subsidiary. Subsequent to December 31, 2009 we changed the name of Carey Agri to CEDC International, however, it is referred to as Carey Agri throughout this report. Due to the level of foreign exchange losses incurred in 2008 as described above, management has determined that a portion of prior period tax losses will not be utilized in the future. As of December 31, 2008, the Company has provided for approximately $7 million, or 50%, of the available tax loss carry forwards in its Carey Agri subsidiary. Effective January 1, 2009, the statutory tax rate in Russia has been reduced from 24% to 20%.

Non-controlling Interests and Equity in Net Earnings

Non-controlling interest for the twelve months ended December 31, 2008 relates primarily to the minority stake of 15% in Parliament.

Equity in net earnings for the twelve months ended December 31, 2008 include CEDC’s proportional share of net income from its investments accounted for under the equity method. This includes $18.7 million of income from the investment in Whitehall Group and $17.5 million of losses from the investment in Russian Alcohol. Included in the results of Russian Alcohol were non cash foreign exchange losses related to the revaluation of debt instruments denominated in U.S. dollars.

Non Operating Income and Expenses

Total interest expense increased by approximately 41.0%, or $13.9 million, from $33.9 million for the twelve months ended December 31, 2007 to $47.8 million for the twelve months ended December 31, 2008. This increase resulted from a combination of additional borrowings to finance the purchase of Russian Alcohol shares completed in July 2008, the issuance of our Convertible Senior Notes to finance the Parliament acquisition and the Whitehall investment and increased interest rates in 2008 as compared to 2007.

The Company recognized $123.8 million of unrealized foreign exchange rate loss in the twelve months ended December 31, 2008, primarily related to the impact of movements in exchange rates on our Senior Secured and Senior Convertible Notes, as these borrowings have been lent down to entities that have the Polish zloty as the functional currency, as compared to $13.6 million of gains for the twelve months ended December 31, 2007.

Statement of Liquidity and Capital Resources

During the periods under review, the Company’s primary sources of liquidity were cash flows generated from operations, credit facilities, equity offerings, the Convertible Senior Notes offering, the 2009 Senior Secured Notes offering and proceeds from exercised options. The Company’s primary uses of cash were to fund its working capital requirements, service indebtedness, finance capital expenditures and fund acquisitions. The following table sets forth selected information concerning the Company’s consolidated cash flow during the periods indicated.

	Twelve months ended December 31, 2009	Twelve months ended December 31, 2008	Twelve months ended December 31, 2007
	($ in thousands)
Cash flow from operating activities	89,752	97,670	22,878
Cash flow used in investing activities	(1,067,129)	(669,626)	(154,235)
Cash flow from financing activities	997,964	620,926	40,857

Fiscal year 2009 cash flow

Net cash flow from operating activities

Net cash flow from operating activities represents net cash flow from operations and interest. Net cash provided by operating activities for the twelve months ended December 31, 2009 was $89.8 million as compared to $97.7 million for the twelve months ended December 31, 2008. Working capital movements contributed $25.2 million of cash inflows for the twelve months ended December 31, 2009 as compared to $4.6 million of cash inflow for the twelve months ended December 31, 2008. As the Company experienced lower organic growth rates in 2009 as compared to 2008, due to the global economic crisis, the business was able to reduce working capital requirements thus improving cash flows from working capital movements.

Net cash flow used in investing activities

Net cash flows used in investing activities represent net cash used to complete our investments in entities that were not fully owned, acquire fixed assets, deposit the cash required to fund our 2012 Senior Secured Notes redemption, and pay the substantial majority of deferred payment for Russian Alcohol. For the twelve months ended December 31, 2009, $573.5 million was used to complete the remaining purchase in Parliament and Russian Alcohol. Of this approximately $93.4 million was used to fund the remaining minority buy out of Parliament Group and $455.6 million was paid for the remaining interest of Russian Alcohol, with $110 million deferred until final anti-trust approval was obtained in January 2010 and $45 million, payable in cash or shares, deferred until April, 2010 at the earliest. Of the $110.5 million, $101.0 million was funded into escrow and is shown in the cash outflow for changes in restricted cash. The remaining cash outflow in restricted cash of $380.5 million is related to depositing with the trustee the amounts necessary to fund the early redemption of our 2012 Senior Secured Notes, which took place in January 2010.

Net cash flow from financing activities

Net cash flow from financing activities primarily represents cash inflows from borrowings under credit facilities, and offerings of debt and equity issuances, as well as cash used for servicing indebtedness. Net cash provided by financing activities for the twelve months ending December 31, 2009 was $998.0 million as compared to $620.9 million for the twelve months ended December 31, 2008. The primary sources of cash flow from financing activities were two public equity offerings completed in July and November 2009, raising net proceeds of $491.0 million as well as the issuance of new Senior Secured Notes due 2016 raising net proceeds of $929.6 million. Offsetting these cash inflows was the repayment of debt, primarily the debt of Russian Alcohol of $35.0 million and $251.0 million for short and long term portions of this debt respectively. Additional amounts include the payment of pre-acquisition tax penalties of Russian Alcohol, which is to be reimbursed by the sellers and has been netted off with loans from the sellers.

Fiscal year 2008 cash flow

Net cash flow from operating activities

Net cash flow from operating activities represents net cash from operations and interest. Net cash provided by operating activities for the twelve months ended December 31, 2008 was $97.7 million as compared to $22.9 million for the twelve months ended December 31, 2007. The primary drivers for the change were overall growth in the business and improved working capital management. Working capital movements contributed $4.6 million of cash outflows for the twelve months ended December 31, 2008 as compared to $37.6 million of cash outflows for the twelve months ended December 31, 2007. Also included in working capital movements was a significant utilization of cash flow from the Parliament entities acquired in Russia which were newly formed legal entities with no receivables, inventory and accounts payable balances as of acquisition date. Therefore, approximately $27 million was funded into the business during the 12 months ending December 31, 2008 in order to build up a normalized working capital base. Adding back the funding provided to Parliament of $27 million, our adjusted cash flow from operations would have been $124.7 million Furthermore, the first quarter of the year is traditionally the highest cash flow generation period and the last quarter traditionally is the highest cash utilization period. Therefore, in 2008 the Company experienced the higher cash utilization in the fourth quarter in connection with its Russian acquisitions, but not the higher cash generation in the first quarter.

Net cash flow used in investing activities

Net cash flows used in investing activities represent net cash used to acquire subsidiaries and fixed assets as well as proceeds from sales of fixed assets. Net cash used in investing activities for the twelve months ended December 31, 2008 was $669.7 million as compared to $154.2 million for the twelve months ended December 31, 2007. The primary cash outflows from investing activities for the twelve months ended December 31, 2008 were the cash consideration and expenses related to the Parliament, Whitehall and Russian Alcohol acquisitions and the acquisition of $103.5 million in subordinated exchangeable notes in connection with the investment in Russian Alcohol.

Net cash flow from financing activities

Net cash flow from financing activities represents cash used for servicing indebtedness, borrowings under credit facilities and cash inflows from private placements and exercise of options. Net cash provided by financing activities was $620.9 million for the twelve months ended December 31, 2008 as compared to $40.9 million for the twelve months ended December 31, 2007. The primary source of cash from financing activities was the Company’s offering of $310 million of Convertible Secured Notes to fund the Parliament and Whitehall acquisition, which resulted in net proceeds of $304.4 million, and the proceeds from the common equity offering of $233.8 million, which were used to fund the investment in Russian Alcohol, completed in July 2008.

The Company’s Future Liquidity and Capital Resources

Financing Arrangements

Bank Facilities

As of December 31, 2009, 35.7 million remained available under the Company’s overdraft facilities. These overdraft facilities are renewed on an annual basis.

As of December 31, 2009, the Company had utilized approximately $84.2 million of a multipurpose credit line agreement in connection with the 2007 tender offer in Poland to purchase the remaining outstanding shares of Polmos Bialystok. The Company’s obligations under the credit line agreement are guaranteed through promissory notes issued by certain subsidiaries of the Company and are secured by 33.95% of the share capital of Polmos Bialystok. The indebtedness under the credit line agreement of $63.2 million matures on February 24, 2011 and of $21.0 million on August 11, 2010.

On April 24, 2008, the Company signed a credit agreement with Bank Zachodni WBK SA in Poland to provide up to $50 million of financing to be used to finance a portion of the Parliament and Whitehall acquisition, as well as general working capital needs of the Company. The agreement provides for a $30 million five year amortizing term facility and a one year $20 million short term facility with annual renewal. In the second quarter of 2009 this facility was converted into Polish zloty. The maturity of term loan was extended to May 2013 and the maturity of the short term facility was extended to May 2010. The loan is guaranteed by the Company, Bols Sp. z o.o, a wholly owned subsidiary of the Company (“Bols”) and certain other subsidiaries of the Company, and is secured by all of the capital stock of Bols and 60% of the capital stock of Parliament.

On July 2, 2008, the Company entered into a Facility Agreement with Bank Handlowy w Warszawie S.A., which provided for a term loan facility of $40 million, of which $33.3 million was outstanding as at December 31, 2009. The term loan matures on July 4, 2011 and is guaranteed by CEDC, Carey Agri and certain other subsidiaries of the Company and is secured by all of the shares of capital stock of Carey Agri and subsequently will be further secured by shares of capital stock in certain other subsidiaries of CEDC.

The Company obtained all required waivers from its banks in connection with the Senior Secured Notes due 2016 offering.

Senior Secured Notes due 2012

In connection with the Bols and Polmos Bialystok acquisitions, on July 25, 2005 the Company completed the issuance of €325 million 8% Senior Secured Notes due 2012 (the “2012 Notes”), of which approximately €245 million remained payable as of December 31, 2009. Interest was due semi-annually on the 25th of January and July, and the 2012 Notes are guaranteed on a senior basis by certain of the Company’s subsidiaries.

On December 2, 2009, the Company issued a notice of redemption for the remaining outstanding portion of 2012 Notes and deposited €263.9 million (approximately US$380.4 million) of cash that we received upon the issuance of new Senior Secured Notes due 2016 (described below), representing the redemption price, call premium plus all interest that will be payable on the settlement date, in an account with the trustee for the 2012 Notes. In connection with the notice of redemption and deposit, the indenture governing the 2012 Notes was discharged. Although this discharge removes substantially all of the restrictions imposed by that indenture and makes the likelihood that further payments will be required of us with respect to the 2012 Notes remote, we concluded that it did not meet the definition of “legally released” in paragraph 16(b) of FAS 140 (ASC 405-20-40-1(b)) and therefore we did not recognize the extinguishment of the remaining liability until January 4, 2010. Additionally the cash on deposit was recorded as Restricted Cash on the balance sheet as of December 31, 2009. On January 4, 2010, the final redemption for these 2012 Notes was completed and all funds were remitted to the noteholders, discharging the Company of all remaining obligations.

Senior Secured Notes due 2016

On December 2, 2009, the Company issued and sold $380 million 9.125% Senior Secured Notes due 2016 and €380 million 8.875% Senior Secured Notes due 2016 (the “2016 Notes”) in an offering to institutional investors that was not required to be registered with the SEC. The Company used a portion of the net proceeds from the 2016 Notes to redeem the Company’s outstanding 2012 Notes, having an aggregate principal amount of €245,440,000 on January 4, 2010. The remainder of the net proceeds from the 2016 Notes was used to (i) purchase Lion Capital’s remaining equity interest in Russian Alcohol by exercising the Lion Option and the Co-Investor Option, pursuant to the terms and conditions of the Lion Option Agreement and the Co-Investor Option Agreement, respectively (ii) repay all amounts outstanding under the Russian Alcohol credit facilities; and (iii) repay certain other indebtedness.

The 2016 Notes are guaranteed on a senior basis by certain of the Company’s subsidiaries. We are required to ensure that subsidiaries representing at least 85% of our consolidated EBITDA, as defined in the indenture, guarantee the notes. The notes are secured, directly or indirectly, by a variety of our and our subsidiary’s assets, including shares of the issuer of the notes and subsidiaries in Poland, Cyprus, Russia, the Netherlands, Cayman Islands and Luxembourg, certain intercompany loans made by the issuer of the notes and our Russian finance company in connection with the issuance of the notes, trademarks related to the Soplica brand registered in Poland and the European Union trademarks in the Parliament brand registered in Germany, and bank accounts over $5.0 million. We are also required to use our reasonable best efforts to provide mortgages over our Polmos and Bols production plants and the Russian Alcohol Siberian and Topaz Distilleries within specified time frames. The indenture governing the 2016 Notes contains certain restrictive covenants, including covenants limiting the Company’s ability to: incur or guarantee additional debt; make certain restricted payments; transfer or sell assets; enter into transactions with affiliates; create certain liens; create restrictions on the ability of restricted subsidiaries to pay dividends or other payments; issue guarantees of indebtedness by restricted subsidiaries; enter into sale and leaseback transactions; merge, consolidate, amalgamate or combine with other entities; designate restricted subsidiaries as unrestricted subsidiaries; and engage in any business other than a permitted business.

The 2016 Notes are secured, directly or indirectly, by a variety of our and our subsidiary’s assets, including shares of the issuer of the notes and subsidiaries in Poland, Cyprus, Hungary, Russia, the Netherlands, Cayman Islands, Luxembourg and Delaware, certain intercompany loans made by the issuer of the 2016 Notes and further intercompany loans from the proceeds of the issuance of the 2016 Notes, trademarks related to the Soplica brand registered in Poland and the European Union, trademarks in the Parliament brand registered in Germany, bank accounts over US$5.0 million in cash balances and mortgages over our Polmos Bialystok and Bols production plants in Poland. We are also required to use our reasonable best efforts to provide mortgages over our Russian Alcohol Siberian and Tula Distilleries within specified time frames.

Convertible Senior Notes

On March 7, 2008, the Company completed the issuance of $310 million aggregate principal amount of 3% Convertible Senior Notes due 2013 (the “Convertible Notes”). Interest is due semi-annually on the 15th of March and September, beginning on September 15, 2008. The Convertible Notes are convertible in certain circumstances into cash and, if applicable, shares of our common stock, based on an initial conversion rate of 14.7113 shares per $1,000 principal amount, subject to certain adjustments. Upon conversion of the notes, the Company will deliver cash up to the aggregate principle amount of the notes to be converted and, at the election of the Company, cash and/or shares of common stock in respect to the remainder, if any, of the conversion obligation. The proceeds from the Convertible Notes were used to fund the cash portions of the acquisitions of Parliament and Whitehall.

Equity Issuances

On February 24, 2009, the Company and the seller amended the terms of the Stock Purchase Agreement governing the Whitehall acquisition to satisfy the Company’s obligations to the seller under a share price guarantee in the original Stock Purchase Agreement. Pursuant to the terms of this amendment, the Company issued to the seller 2,100,000 shares of its common stock, made certain cash payments to the seller, and is obligated to make certain other cash payments to the seller in the future, all as described under “The Company’s Future Liquidity and Capital Resources,” below.

On July 24, 2009, the Company consummated the offer and sale of 9,185,000 shares of the Company’s common stock (including over-allotment shares in a public offering), of which 7,685,000 shares were issued and sold by the Company. The Company received $179.6 million from the offering after deducting underwriting discounts and estimated offering expenses payable by the Company.

On September 2, 2009, the Company filed a prospectus supplement with the SEC pursuant to a Registration Statement on Form S-3 registering for resale 540,873 shares of the Company’s common stock issued to Cayman 5 in connection with the Russian Alcohol acquisition.

On September 15, 2009, the Company issued to Cirey Holdings, in connection with the Russian Alcohol acquisition, 479,499 shares of the Company’s common stock as earn-out payment.

On November 10, 2009, the Company issued to Kylemore 949,034 shares of the Company’s common stock in exchange for the remaining indirect equity interest in Russian Alcohol that was not held by Lion Capital or CEDC, or approximately 3.76% of the equity ownership of Russian Alcohol.

On November 24, 2009 the Company consummated an offer and sale of an aggregate of 10,250,000 shares of the Company’s common stock, at a price of $31.00 per share. The Company received $308 million from the offering after underwriting discounts and estimated offering expenses payable by the Company.

Whitehall Acquisition

Pursuant to the Whitehall shareholders’ agreement, Polmos Bialystok has the right to purchase, and the other shareholder has the right to require Polmos Bialystok to purchase, all (but not less than all) of the shares of Whitehall capital stock held by such shareholder. Either of these rights may be exercised at any time, subject, in certain circumstances, to the consent of third parties. The aggregate price that the Company would be required to pay in the event either of these rights is exercised will fall within a range determined based on Whitehall’s EBIT as well as the EBIT of certain related businesses, during two separate periods: (1) the period from January 1, 2008 through the end of the year in which the right is exercised, and (2) the two full financial years immediately preceding the end of the year in which the right is exercised, plus, in each case, the time-adjusted value of any dividends paid by Whitehall. Subject to certain limited exceptions, the exercise price will be (A) no less than the future value as of the date of exercise of $32.0 million and (B) no more than the future value as of the date of exercise of $89.0 million, plus, in each case, the time-adjusted value of certain dividends paid by Whitehall.

Russian Alcohol Group Acquisition

On January 20, 2010, after the receipt of antimonopoly clearances for the acquisition from the Russian Federal Antimonopoly Commission, the Antimonopoly Committee of the Ukraine, the Company purchased the sole voting share of Lion/Rally Cayman 6 (“Cayman 6”) from an affiliate of Lion Capital and thereby acquired control of Russian Alcohol. The company also paid $110 million in January, 2010, to Lion Capital by releasing $100 million from escrow, which is included in the restricted cash payment on the balance sheet as of December 31, 2009 and paid up the remaining $10 million from cash. The Company still has an obligation to make the last remaining payment to Lion in April, 2010 of $45 million, which can be payable in cash or CEDC shares.

Capital Expenditure

Our net capital expenditure on tangible fixed assets for the twelve months ended December 31, 2009, 2008, and 2007 was $16.1 million, $19.6 million and $20.9 million, respectively. Capital expenditures during the twelve months ended December 31, 2009 were used primarily for production equipment and fleet. Capital expenditures during the twelve months ended December 31, 2008 were used primarily for production equipment and fleet. Capital expenditures during the twelve months ended December 31, 2007 were used primarily for investments in rectification of approximately $16 million, as well as fleet, information systems and plant maintenance.

We have estimated that maintenance capital expenditure for 2010, 2011 and 2012 for our existing business combined with our acquired businesses will be approximately $10.0 million to $15.0 million per year. Future capital expenditure is expected to be used for our continued investment in information technology, trucks, and routine improvements to production facilities. Pursuant to our acquisition of Polmos Bialystok, the Company is required to ensure that Polmos Bialystok will make investments of at least 77.5 million Polish zloty (approximately $27.2 million based on year end exchange rate) during the five years after the consummation of the acquisition. As of December 31, 2009 the company has completed 91.7% of these investment commitments.

A substantial portion of these future capital expenditure amounts are discretionary, and we may adjust spending in any period according to our needs. We currently intend to finance all of our capital expenditure through cash generated from operating activities.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2009:

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(unaudited) ($ in thousands)
Long-term debt obligations	$1,311,510	$0	$96,091	$305,789	$909,630
Interest on long-term debt	628,048	100,393	191,679	176,338	159,638
Short-term debt obligations	439,996	439,996	0	0	0
Interest on short-term debt	26,588	26,588	0	0	0
Deferred payments related to acquisitions	160,880	160,880	0	0	0
Operating leases	15,125	6,374	4,453	4,298	0
Capital leases	884	443	441	0	0
Contracts with suppliers	5,362	4,385	961	16	0

Total	$2,588,393	$739,059	$293,625	$486,441	$1,069,268

Approximately $380 million of the $440.0 million of short term debt obligations were fully repaid on January 4, 2010 as part of the redemption of the Senior Secured Notes due in 2012.

Effects of Inflation and Foreign Currency Movements

Actual inflation in Poland was 3.5% in 2009, compared to inflation of 4.2% in 2008. In Russia and Hungary respectively, the actual inflation for 2009 was at 8.8% and 5.6%, compared to actual inflation of 13.3% and 6.8% in 2008.

Substantially all of Company’s operating cash flows and assets are denominated in Polish zloty, Russian ruble and Hungarian forint. This means that the Company is exposed to translation movements both on its balance sheet and statement of operations. The impact on cash is demonstrated on the cash flow statement as the movement in foreign exchange differences on cash and cash equivalents. The impact on the statement of operations is by the movement of the average exchange rate used to restate the statement of operations from Polish zloty, Russian ruble and Hungarian forint to U.S. dollars. The amounts shown as exchange rate gains or losses on the face of the statement of operations relate only to realized gains or losses on transactions that are not denominated in Polish zloty, Russian ruble or Hungarian forint.

The average zloty/dollar and ruble/dollar exchange rates used to create our statement of operations depreciated by approximately 30% and 28% respectively. The actual year end zloty/dollar and ruble/dollar exchange rates used to create our balance sheet appreciated by approximately 4% and 2% as compared to December 31, 2008 respectively. Should this trend continue, our results of operations may be positively impacted due to a increase in revenue in U.S. dollar terms from the currency translation effects of that appreciation. This may be partially offset by a similar increase in costs in U.S. dollar terms. Conversely if the trend reverses our results of operations may be negatively impacted due to a decrease in revenue in U.S. dollar terms from the currency translation effects of that depreciation.

The Company has borrowings including its Senior Secured Notes due 2012, Convertible Notes due 2013 and Senior Secured Notes due 2016 that are denominated in U.S. dollars and euros, which have been lent to its operations where the functional currency is the Polish zloty and Russian ruble. The effect of having debt denominated in currencies other than the Company’s functional currencies is to increase or decrease the value of the Company’s liabilities for that debt in terms of the Company’s functional currencies when those functional currencies depreciate or appreciate in value respectively. As a result of this, the Company is exposed to gains and losses on the re-measurement of these liabilities. The table below summarizes the pre-tax impact of a one percent movement in each of the exchange rates which could result in a significant impact in the results of the Company’s operations.

Exchange Rate	Value of notional amount	Pre-tax impact of a 1% movement in exchange rate
USD-Polish zloty	$426 million	$4.3 million gain/loss
USD-Russian ruble	$264 million	$2.6 million gain/loss
EUR-Polish zloty	€625 million or approximately $901 million	$9 million gain/loss

The table above includes €245 million for the Senior Secured Notes due in 2012 that were redeemed on January 4, 2010, thus there will not be any foreign exchange impact from them after this date.

Critical Accounting Policies and Estimates

General

The Company’s discussion and analysis of its financial condition and results of operations are based upon the Company’s consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of net sales, expenses, assets and liabilities. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions.

Revenue Recognition

Revenues of the Company include sales of its own produced spirit brands, imported wine, beer and spirit brands as well as other third party alcoholic products purchased locally in Poland, the sale of each of these revenues streams are all processed and accounted for in the same manner. For all of its sources of revenue, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery of product has occurred, the sales price charged is fixed or determinable and collectability is reasonably assured. This generally means that revenue is recognized when title to the products are transferred to our customers. In particular, title usually transfers upon shipment to or receipt at our customers’ locations, as determined by the specific sales terms of the transactions.

Sales are stated net of sales tax (VAT) and reflect reductions attributable to consideration given to customers in various customer incentive programs, including pricing discounts on single transactions, volume discounts, promotional listing fees and advertising allowances, cash discounts and rebates. Net sales revenue includes excise tax except in the case where the sales are made from the production unit or related to imported goods, in which case it is recorded net of excise tax.

Goodwill and Intangibles

Following the adoption of ASC Topic 805 and ASC Topic 350, goodwill and certain intangible assets having indefinite lives are no longer subject to amortization. Their book values are tested annually for impairment, or more frequently, if facts and circumstances indicate the need. Fair value measurement techniques, such as the discounted cash flow methodology, are utilized to assess potential impairments. The testing is performed at each reporting unit level. In the discounted cash flow method, the Company discounts forecasted performance plans to their present value. The discount rate utilized is the weighted average cost of capital for the reporting unit. For goodwill, US GAAP requires the impairment test to be performed in two stages. If the first stage does not indicate that the carrying values of the reporting units exceed the fair values, the second stage is not required. When the first stage indicates potential impairment, the company has to complete the second stage of the impairment test and compare the implied fair value of the reporting units’ goodwill to the corresponding carrying value of goodwill.

Intangibles are amortized over their effective useful life. In estimating fair value, management must make assumptions and projections regarding such items as future cash flows, future revenues, future earnings, and other factors. The assumptions used in the estimate of fair value are generally consistent with the past performance of each reporting unit and are also consistent with the projections and assumptions that are used in current operating plans. Such assumptions are subject to change as a result of changing economic and competitive conditions. If these estimates or their related assumptions change in the future, the Company may be required to record an impairment loss for the assets. The fair values calculated have been adjusted where applicable to reflect the tax impact upon disposal of the asset.

In connection with the Bols, Polmos Bialystok, Parliament and Russian Alcohol acquisitions, the Company has acquired trademark rights to various brands, which were capitalized as part of the purchase price allocation process. As these brands are well established they have been assessed to have an indefinite life. These trademarks rights will not be amortized; however, management assesses them at least once a year for impairment.

We recorded an impairment charge of $20.3 million during the second quarter of 2009 that included an impairment to the carrying values of our trademarks.

As required by ASC Topic 350, we tested for impairment our unamortized intangible assets at June 30, 2009, between the required annual tests, because we believed events had occurred and circumstances changed that would more likely than not reduce the fair value of our trademarks and goodwill below their carrying amounts.

In order to perform the test of the impairment for goodwill and indefinite lived intangible assets, the use of estimates is required. We based our calculations as at December 31, 2009 on the following assumptions:

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Risk free rates for Poland, Russia and Hungary used for calculation of discount rate were based upon current market rates of long term Polish Government Bonds rates, long term Russian Government Bonds rates and long term Hungarian Government Bonds. When estimating discount rates to be used for the calculation we have taken into account current market conditions in Poland, Russia and Hungary separately. As a result of our assumptions and calculations, we have determined discount rates of 8.59%, 11.88% and 10.24% for Poland, Russia and Hungary, respectively. Factoring in a deviation of 10% for the discount rate as compared to management’s estimate, there would still be no need for an impairment charge against goodwill.

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We have tested goodwill for impairment separately for the following reporting units: Poland Vodka Production, Domestic Distribution, Hungary Distribution, Russia Vodka Production (including Parliament and Russian Alcohol).

•	We estimated the growth rates in projecting cash flows for each of our reporting generating unit separately, based on a detailed five year plan related to each reporting unit.

Taking into account estimations supporting our calculations under current market trends and conditions we believe that no impairment charge is considered necessary through the date of the accompanying financial statements.

Accounting for Business Combinations

The acquisition of businesses is an important element of the Company’s strategy. Acquisitions made prior to December 31, 2008 were accounted for in accordance with SFAS No. 141, “Business Combinations” (“SFAS 141”). Effective January 1, 2009, all business combinations will be accounted for in accordance with ASC Topic 805 “Business Combinations.”

We account for our acquisitions made in 2008 under the purchase method of accounting in accordance with SFAS 141, Business Combinations, and allocate the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The determination of the values of the assets acquired and liabilities assumed, as well as associated asset useful lives, requires management to make estimates. The Company’s acquisitions typically result in goodwill and other intangible assets; the value and estimated life of those assets may affect the amount of future period amortization expense for intangible assets with finite lives as well as possible impairment charges that may be incurred.

The calculation of purchase price allocation requires judgment on the part of management in determining the valuation of the assets acquired and liabilities assumed.

As a result of requirements set out in ASC 810, the Company changed the method of consolidation of Whitehall Group, in which the Company controls 49% of the voting interest from consolidation to the equity method of accounting. This change was applied retrospectively to all the periods presented in the financial statements.

Involvement of the Company in variable interest entities (“VIEs”) and continuing involvement with transferred financial assets.

Whitehall Group

On May 23, 2008, the Company and certain of its affiliates, entered into, and closed upon, a Share Sale and Purchase Agreement and certain other agreements whereby the Company acquired shares representing 50% minus one vote of the voting power, and 75% of the economic interests, in the Whitehall Group. In consideration for additional payments made to the seller on February 24, 2009, the Company received an additional 375 Class B shares of Whitehall, which represents an increase of the Company’s economic stake in Whitehall Group from 75% to 80%.

Transfers of Financial Assets

Except for the amount of $7.5 million that was lent at market rates as working capital by the Company to the Whitehall Group there were no transfers of financial assets to VIE as the Whitehall Group is a self financing body. Including the $7.5 million transfer, the Company does not have any continuing involvement with transferred financial assets that allow the transferors to receive cash flows or other benefits from the assets or requires the transferors to provide cash flows or other assets in relation to the transferred financial assets.

Variable Interest Entities

Upon original acquisition of Whitehall Group it was determined that the entity was a variable interest entity and that CEDC was the primary beneficiary. CEDC consolidated the Whitehall Group as a business combination as of May 23, 2008, on the basis that the Whitehall Group was a Variable Interest Entity (“VIE”) and the Company had been assessed as being the primary beneficiary. Included within the Whitehall Group is a 50/50 joint venture with Möet Hennessy. This joint venture is accounted for using the equity method and is recorded on the face of the balance sheet as Equity method investment in affiliates interest initially recorded at fair value on the face of the balance sheet. The current term of the joint venture is until June 2013 at which point Möet Hennessy will have the option to acquire the remaining shares of the entity.

In June 2009, the FASB issued ASC Topic 810, which changes how a company determines whether an entity should be consolidated. Upon the adoption of ASC Topic 810, the Company reassessed who is the primary beneficiary based on the accounting definition of ‘control’ and power. Based on that reassessment the Company changed the method of consolidation of Whitehall Group, in which the Company controls 49% of the voting interest from consolidation to the equity method of accounting. This change was applied retrospectively to all the periods presented in the financial statements. The impact of ASC Topic 810 has been already assessed hence the change in the accounting treatment is presented in these restated financial statements.

Russian Alcohol Group

On January 20, 2010, the Company completed its acquisition of Russian Alcohol. For further details on the whole structure of this acquisition please refer to Note 2 of the accompanying financial statements attached herein.

At the lowest level of the existing structure, all of Russian Alcohol companies are consolidated based on the fact that these are 100% wholly-owned companies. Therefore, we have evaluated and considered Cayman 7 as a variable interest entity for CEDC in the structure.

Transfers of Financial Assets

There were no transfers of financial assets to a VIE as Russian Alcohol is a self financing body. The Company does not have any continuing involvement with transferred financial assets that allow the transferors to receive cash flows or other benefits from the assets or requires the transferors to provide cash flows or other assets in relation to the transferred financial assets.

Variable Interest Entities

Cayman 7 is a company in which Cayman 2 and CEDC are the sole limited partners and an affiliate of Lion Capital is the general partner. CEDC has 100% of the economic interests in Cayman 7, but Lion Capital retains control of Cayman 7 through Cayman 2’s ownership of a single voting share with de minimis economic rights (the “Golden Share”) but voting control of Cayman 7. As Cayman 7 has the right to call capital from CEDC to settle obligations under the Option Agreement, CEDC has evaluated whether Cayman 7 is a variable interest entity under the provisions ASC Topic 810.

Based upon the review of Paragraph 4 of ASC Topic 810 CEDC’s management has concluded that its direct interest in Cayman 7, as well as its indirect interest through Carey Agri and Cayman 2, would not fall under any of these scope exceptions. Therefore CEDC has evaluated whether Cayman 7 is a variable interest entity under the provisions of Paragraph 5 of ASC Topic 810 and thus subject to consolidation accounting.

In determining the accounting treatment if Cayman 7 and, effectively, the whole Russian Alcohol is a VIE and needs to be consolidated by CEDC, we considered the conditions outlined in ASC Topic 810.

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Equity Investment at Risk—We concluded that as the contribution made by Cayman 2 was the only one that required substantial investment, Cayman 2 should be defined as having its equity at risk. Moreover as Cayman 7 is not able to finance its operations without funds received from CEDC, we believe that Cayman 7 would meet the requirement of a VIE based upon Paragraph 5(a).

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Controlling Financial Interests—CEDC concluded that the equity investment at risk does not meet the last item in Paragraph 5(b) as all dividends from the business are passed to CEDC with CEDC not having its equity investment at risk. These dividends then reduce CEDC’s payment obligations to Lion Capital (if dividends paid to CEDC by Russian Alcohol exceed the call option price, Lion Capital has to return the excess as CEDC’s call option obligations have been met). However, Lion Capital is not entitled to receive any dividends from Cayman 7 directly as CEDC has 100% of the economic interests, with Lion Capital having voting control through voting rights. Therefore we believe that Paragraph 5(b) would cause Cayman 7 to be treated as a VIE.

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Disproportionate Voting Rights—We believe that both criteria, including lack of voting rights and the requirement that substantially all activities of Cayman 7 involve or are conducted on behalf of CEDC (as Cayman 7 is a company created solely to facilitate CEDC’s funding of the exercise of call options to purchase shares of Cayman 6), we believe that this would require Cayman 7 to be treated as a VIE.

The conclusion of CEDC management is that Cayman 7, including its interest in Cayman 6 and indirectly in Russian Alcohol, is a VIE. CEDC, as the party most closely associated with Cayman 7 receiving all economic benefits from Russian Alcohol thorough the chain of subsidiaries, would be considered the primary beneficiary of Cayman 7 and must therefore consolidate Cayman 7 together with all of Russian Alcohol as a business combination under ASC Topic 805.

On December 9, 2009 we accelerated the terms set up on the Option Agreement dated April 24, 2009 and purchased the remaining equity interest in Russian Alcohol that was not owned by the Company. As a result of this Russian Alcohol is no longer treated as a VIE, but rather consolidated as a fully owned subsidiary.

Share Based Payments

As of January 1, 2006, the Company adopted ASC Topic 718 “Compensation—Stock Compensation” requiring the recognition of compensation expense in the Consolidated Statements of Operations related to the fair value of its employee share-based options.

Grant-date fair value of stock options is estimated using a lattice-binomial option-pricing model. We recognize compensation cost for awards over the vesting period. The majority of our stock options have a vesting period between one to three years.

See Note 12 to our Consolidated Financial Statements for more information regarding stock-based compensation.

Recently Issued Accounting Pronouncements

In August 2009, the Financial Accounting Standards Board (“FASB”) issued FASB Accounting Standards Update No. 2009-05, Fair Value Measurements and Disclosures (“ASU 2009-05”), which is effective for financial statements issued for interim and annual periods ending after August 2009. ASU 2009-05 amends FASB Accounting Standards Codification (“FASB ASC”) Topic 820-10 (“FASB ASC 820-10”). The update provides clarification on the techniques for measurement of fair value required of a reporting entity when a quoted price in an active market for an identical liability is not available. This update had no impact on the Company’s financial position, results of operations or cash flows.

In June 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 168, The FASB Accounting Standards Codification )™ and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FAS No. 162 (“SFAS No. 168”), which is effective for financial statements issued for interim and annual periods ended after September 15, 2009. SFAS No. 168 codified as ASC Topic 105-10 (“FASB ASC 105-10”). FASB ASC 105-10 identifies the sources of accounting principles and the framework for selecting principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with US GAAP (the GAAP hierarchy). This standard had no impact on the Company’s financial position, results of operations or cash flows.

In June 2009, the FASB issued ASC Topic 810, “Amendments to FASB Interpretation No. 46(R)” (“ASC 810”). ASC 810 is a revision to FIN 46(R) and changes how a company determines whether an entity should be consolidated when such entity is insufficiently capitalized or is not controlled by the company through voting (or similar rights). The determination of whether a company is required to consolidate an entity is based on, among other things, the entity’s purpose and design and the company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. ASC 810 retains the scope of FIN 46(R) but added entities previously considered qualifying special purpose entities, or QSPEs, since the concept of these entities is eliminated in ASC Topic 860. ASC 810 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2009. In June 2009, the FASB issued new guidance on variable interest entities. ASU 2009-17, Consolidations (Topic 810) Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (“VIE”), amended prior guidance requiring an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a VIE. Determining who consolidates a VIE is based on two requirements: (i) who has the power over key decisions, and (ii) who has obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. If one party has both, then that party consolidates the entity. Power is based on who controls the decisions that most significantly impact the economic activities of the entity. ASU 2009-17 is effective for the Company from January 1, 2010. Due to the revision of ASC Topic 810, including the redefining of ‘control’, and because the day-to-day control over the business has been delegated to the CEO - Mark Kaufman and the list of activities for which the Company has overview is limited, the Company changed the accounting treatment for its 49% voting interest in Whitehall Group from consolidation to the equity method of accounting. Adoption of the requirements of ASC Topic 810 resulted as of December 31, 2009 in net decrease in assets of $108 million, liabilities of $85 million and non-controlling interest of $23 million. Please refer to Note 2 for the disclosure impact of adoption of ASC Topic 810 on the consolidated financial statements of the Company as of December 31, 2009. As of June 30, 2010 we continue to hold 50% minus one vote of the voting power and 80% of the total economic shares of Whitehall. This change was applied retrospectively to all the periods presented in the financial statements.

In April 2009, the FASB issued FASB Staff Position (“FSP”) No. SFAS 115-2 and SFAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (“FSP No. SFAS 115-2 and SFAS 124-2”), which is codified in FASB ASC Topic 320-10. FSP No. SFAS 115-2 and SFAS 124-2 provides guidance to determine whether the holder of an investment in a debt security for which changes in fair value are not regularly recognized in earnings should recognize a loss in earnings when the investment is impaired. This FSP also improves the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the consolidated financial statements. This guidance is effective for interim reporting periods ended after June 15, 2009. The adoption of FSP FAS 115-2 and FAS 124-2 did not have a material impact on our consolidated financial statements.

In April 2009, the FASB issued FSP No. SFAS 107-1 and Accounting Principles Board (“APB”) Opinion No. APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP No. SFAS 107-1 and APB 28-1”). FSP No. SFAS 107-1 and APB 28-1, which is codified in FASB ASC Topic 825-10-50, require disclosures about the fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. The Company adopted FSP No. SFAS 107-1 and APB 28-1 beginning April 1, 2009. This FSP had no impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP No. SFAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (“FSP No. SFAS 157-4”). FSP No. SFAS 157-4, which is codified in FASB ASC Topics 820-10-35-51 and 820-10-50-2, provides additional guidance for estimating fair value and emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. The Company adopted FSP No. SFAS 157-4 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

In December 2008, the FASB issued FSP No. SFAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets, (“FSP No. SFAS 132(R)-1”) which is codified in FASB ASC Topic 715-20-50. FSP No. SFAS 132(R)-1 requires enhanced disclosures about the plan assets of a Company’s defined benefit pension and other postretirement plans intended to provide financial statement users with a greater understanding of: 1) how investment allocation decisions are made; 2) the major categories of plan assets; 3) the inputs and valuation techniques used to measure the fair value of plan assets; 4) the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period; and 5) significant concentrations of risk within plan assets. The disclosure requirements are annual and do not apply to interim financial statements and are required by us in disclosures related to the year ended December 31, 2009. We do expect the adoption of FSP SFAS 132R-1 to result in additional annual financial reporting disclosures and we are continuing to assess the potential effects of this pronouncement.